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                                                                     Exhibit 4.1

                          THIRD SUPPLEMENTAL INDENTURE
                           DATED AS OF AUGUST 20, 2002

                                     BETWEEN

                          CENTERPOINT PROPERTIES TRUST
                                       AND
                U.S. BANK TRUST NATIONAL ASSOCIATION, AS TRUSTEE


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         THIRD SUPPLEMENTAL INDENTURE, dated as of August 20, 2002 by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (the "Company"), having its principal offices at 1808 Swift Road, Oak Brook, Illinois 60523, and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as trustee (the "Trustee"), having its Corporate Trust Office at One Illinois Center, 111 East Wacker Drive, Suite 3000, Chicago, Illinois 60601.

                                    RECITALS

         WHEREAS, the Company executed and delivered its Indenture (the "Original Indenture"), dated as of April 7, 1998, as supplemented by the First Supplemental Indenture, dated as of April 7, 1998 (the "First Supplemental Indenture") and the Second Supplemental Indenture dated as of October 23, 1998 (the "Second Supplemental Indenture"), to the Trustee to issue from time to time for its lawful purposes debt securities evidencing its unsecured indebtedness.

         WHEREAS, the Original Indenture provides that by means of a supplemental indenture, the Company may create one or more series of its debt securities.

         WHEREAS, the Company intends by this Supplemental Indenture to create a series of debt securities, in an aggregate principal amount not to exceed $300,000,000, entitled "CenterPoint Properties Trust Medium-Term Notes, Series B" (the "Notes").

         WHEREAS, the Board of Trustees of the Company has approved the creation of the Notes.

         WHEREAS, the Notes of the series created by this Supplemental Indenture may be issued from time to time, and the terms thereof shall be established as provided herein.

         WHEREAS, the consent of Holders to the execution and delivery of this Supplemental Indenture is not required, and all other actions required to be taken under the Original Indenture with respect to this Supplemental Indenture have been taken.

         NOW, THEREFORE IT IS AGREED:

                                   ARTICLE ONE
   DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

         SECTION 1.01 DEFINITIONS. Capitalized terms used in this Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Original Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms defined:

         "Adjusted Total Assets" of a Person as of any date means the total of all assets of such Person which would be shown as assets on a balance sheet of such Person as of such time prepared in accordance with GAAP plus accumulated depreciation.

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         "Annual Service Charge" as of any date means the aggregate amount of any interest expensed by the Company and its Subsidiaries for the four consecutive fiscal quarters most recently ended, as determined in accordance with GAAP.

         "Consolidated Income Available for Debt Service" as of any date means Consolidated Net Income (as defined below) of the Company and its Subsidiaries plus amounts that have been deducted in the computation thereof for: (a) interest on Debt of the Company and its Subsidiaries: (b) provision for taxes of the Company and its Subsidiaries based on income; (c) amortization of debt discount; (d) depreciation and amortization; (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income; and (f) amortization of deferred charges, for the four consecutive fiscal quarters most recently ended, all as determined in accordance with GAAP, and without taking into account any provision for gains and losses on properties.

         "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

         "Indenture" means the Original Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, and this Third Supplemental Indenture.

         "Intercompany Debt" means Debt to which the only parties are the Company and any Subsidiary and, in the case of Debt owed by the Company to any Subsidiary, such Debt is subordinate in right of payment to the holders of the Notes.

         "Notes" means the Company's Medium-Term Notes, Series B, issued from time to time under the Indenture.

         "Undepreciated Real Estate Assets" as of any date means the amount (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

         "Unencumbered Total Asset Value" as of any date means the sum of: (i) the amount of each asset comprising Undepreciated Real Estate Assets not subject to an encumbrance; and (ii) the amount of all other assets of the Company and its Subsidiaries on a consolidated basis not subject to an encumbrance, determined in accordance with GAAP (but excluding accounts receivable and intangibles).

         SECTION 1.02 CREATION OF THE DEBT SECURITIES. In accordance with
Section 301 of the Original Indenture, the Company hereby creates the Notes as separate series of its debt securities issued pursuant to the Indenture. The Notes shall be issued from time to time in an aggregate principal amount not to exceed $300,000,000. The specific terms of each tranche of the series of Notes created by this Supplemental Indenture that may be issued from time to time shall be determined as set forth in Sections 301 and 303 of the Original Indenture.

         SECTION 1.03 APPLICABILITY OF DEFEASANCE OR COVENANT DEFEASANCE. The provisions of Article 14 of the Original Indenture shall apply to the Notes.

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                                   ARTICLE TWO
                              Additional Covenants

         The Notes shall be governed by all the covenants contained in the Original Indenture, as supplemented by this Third Supplemental Indenture, and in particular, this Third Supplemental Indenture amends Section 1004 of the Original Indenture to read as follows:

                  "SECTION 1004. LIMITATIONS ON INCURRENCE OF DEBT.

                  (a) The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP would be greater than 60% of the sum of (i) the Company's Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt, plus (ii) the increase in the Company's Adjusted Total Assets since the end of such quarter (including any increase resulting from the incurrence of additional Debt).

                  (b) The Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge on the date on which such additional Debt is to be incurred would have been less than 1.5 to 1, on a pro forma basis, after giving effect to the incurrence of such Debt and to the application of the proceeds thereof.

                  (c) The Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the properties of the Company or any Subsidiary ("Secured Debt"), whether owned at the date hereof or hereafter acquired, if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis would be greater than 40% of the sum of (i) the Company's Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt, plus (ii) the increase in Adjusted Total Assets since the end of such quarter (including any increase resulting from the incurrence of additional Debt).

                  (d) The Company will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate principal amount of all outstanding unsecured Debt of the Company and its Subsidiaries on a consolidated basis.

         For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, (i) Debt shall be deemed to be "incurred" by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof, (ii) outstanding Debt of any Person that becomes a Subsidiary shall be deemed to be "incurred" at the time such Person becomes a Subsidiary, and (iii) any Debt that is extended, renewed or refunded shall be deemed to have been "incurred" at the time of any such extension, renewal or refunding."

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                                  ARTICLE THREE
                                     TRUSTEE

         SECTION 3.01 TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture of the due execution thereof by the Company. The recitals of fact contained herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof.

                                  ARTICLE FOUR
                            MISCELLANEOUS PROVISIONS

         SECTION 4.01 RATIFICATION OF ORIGINAL INDENTURE. This Supplemental Indenture is executed and shall be construed as an indenture Supplemental to the Original Indenture, and as supplemented and modified hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

         SECTION 4.02 EFFECTS OF HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         SECTION 4.03 SUCCESSORS AND ASSIGNS. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

         SECTION 4.04 SEPARABILITY CLAUSE. In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 4.05 GOVERNING LAW. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

         SECTION 4.06 COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the parties hereto have caused the
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.


                                     CENTERPOINT PROPERTIES TRUST


                                     By:      /s/ John S. Gates, Jr.
                                              -------------------------
                                     Name:    John S. Gates, Jr.
                                     Title    President/CEO

Attest:

BY:     /s/ Paul S. Fisher
        ------------------------
Name:   Paul S. Fisher
Title:  Chief Financial Officer


                                     U. S. BANK TRUST NATIONAL ASSOCIATION,
                                     as Trustee


                                     By:      /s/ Patrick J. Crowley
                                              ------------------------------
                                     Name:    Patrick J. Crowley
                                     Title    Vice President

Attest:

By:      /s/ Barbara Nastro
         --------------------
Name:    Barbara Nastro
Title:   Vice President

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STATE OF ILLINOIS          )
                           )       SS:
COUNTY OF COOK             )

         On the 21st day of August, 2002, before me personally came John S. Gates, Jr. and Paul S. Fisher, to me known, who being by me duly sworn, did depose and say that they are the President and Secretary, respectively, of CENTERPOINT PROPERTIES TRUST, one of the parties described in and which executed the foregoing instrument, and that they signed their name, respectively, thereto by authority of the Board of Trustees.

[Notarial Seal]


/s/ Jennifer M. Carrier
Notary Public

COMMISSION EXPIRES
3-3-03

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STATE OF ILLINOIS     )
                      )       SS:
COUNTY OF COOK        )

         On the 21st day of August, 2002, before me personally came Patrick J. Crowley and Barbara Nastro, to me known, who being by me duly sworn, did depose and say that they are the President and Secretary, respectively, of U.S. BANK TRUST NATIONAL ASSOCIATION, one of the parties described in and which executed the foregoing instrument, and that they signed their name, respectively, thereto by authority of the Board of Trustees.

[Notarial Seal]


/s/ Patrick V. Cowart
Notary Public

COMMISSION EXPIRES 9-22-05

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